PARTICIPATION AGREEMENT

Participation Agreement dated as of September 8, 2010, between River Falls Financial Services, LLC ("Participant") and Diversified Support Systems, LLC ("Lender") and joined in by Debut Broadcasting Corporation, Inc. ("Borrower").

WITNESSETH

WHEREAS, Participant entered into a loan transaction with Borrower on August 5, 2009, which loan is evidenced by a Convertible Promissory Note (the "Note"), guaranties of certain Borrower subsidiaries and related loan documents (hereinafter referred to as the "Documents"), pursuant to which transaction Lender has made a loan of $724,000 to Borrower (the "Loan"); and

WHEREAS, Participant is selling the Loan to Lender on the date hereof, in connection therewith Lender becoming the "Holder" under the Note;

WHEREAS, Participant desires to retain a one-half interest in the Note,

NOW, THEREFORE, IT IS AGREED:

1. The parties agree to share in the Loan 50% each ("Participation Percentage"). No further loans shall be made pursuant to the Note. A party's Participating Percentage shall be commensurately reduced (and the other party's increased) if they exercise their conversion privilege under Section 2.1 of the Note.

2. A. Each party shall initially own a one-half interest in the Loan, in accordance with their respective Participation Percentages, and in all documents, instruments and collateral issued by the Borrower to Lender, and in all payments made thereon and in any recoveries or distributions in connection therewith.

B. Any payments on the Note, in whole or in part, or recoveries ("Collections") shall be paid to the parties in relation to their Participating Percentage.

C. All Collections received shall be applied first to the payment of all costs and expenses incurred in effecting such Collections (including, without limitation, any costs, expenses, attorney's fees and charges relating to the Loan, with the balance being paid to the parties.

3. Lender shall service and enforce the Loan and in so doing shall exercise due care. Neither Lender, not its officers, employees and attorneys shall be liable except for bad faith or gross misconduct.

4. Promptly within fifteen (15) days upon final clearance of any payments received by Lender on account of the Loan, Lender shall (except as modified in Paragraph 2 above) distribute the same to the Participant in accordance with its Participation Percentage.

Promptly upon receipt of any financial statements, notices or communications or reports of the Borrower, Lender shall forward copies of same to the Participant.

5. Lender shall act as principal for itself and as agent for the Participant in all matters dealing with the service of the Loan, and as trustee solely for purposes of collecting and distributing the amounts received by it. Lender's records shall, at all times, reflect the participation of the Participant in accordance with its Participation Percentage.

6. Lender shall give Participant prompt written notice of any of the following:

A. Consent to or permit any substitution, withdrawal or release of any collateral or other security securing the payment of the Loan except in accordance with the terms of the Note and Agreements and other related documents.

B. Amend or modify the terms of the Documents. Lender shall take such appropriate legal action for the enforcement thereof as Lender deems advisable in its sole discretion, upon notice to the Participant.

7. All expenses including, but not limited to, counsel fees and court costs paid or incurred by Lender in any such action shall be borne by the parties hereto in proportion to their respective Participation Percentage and Lender Percentage, at the time of default in consideration of the participation interest. Payment shall be made by the Participant within five (5) days after receipt of notice from Lender of its pro rata share. Any such payment not made shall accrue interest at the interest rate applicable to the loan. Said payment and interest shall be deducted by Lender from the next payment(s) due said Participant hereunder or out of any recoveries.

8. Lender shall have full and complete authorization and shall not be liable to the Participants for any action taken or suggested by it hereunder in good faith and in accordance with the option of counsel provided it has complied with the requirement of notice hereunder.

9. Any notice required hereunder shall be sent via electronic mail to a designated representative of each party. In the event consent is required hereunder then the failure of a party to respond in writing to Lender within five (5) days of the date of notification shall be deemed consent to the action.

10. This agreement has been entered into in Ohio, and shall be construed in accordance with and governed by the laws of the state of Ohio.

11. This agreement may be executed in any number of counterparts at one time or at different times, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this agreement by signing any such counterpart, and this agreement shall be deemed executed as of the date first above written.

12. This agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns.

13. This agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and the year first above written.

DIVERSIFIED SUPPORT SYSTEMS, LLC

BY: Ronald G. Heer

TITLE: President

RIVER FALLS FINANCIAL SERVICES, LLC

BY: Ronald G. Heer

TITLE: MANAGER

And joined in by
DEBUT BROADCASTING CORPORATION, INC.

BY: [signature]

TITLE: CFO